CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

We hereby consent to (a) being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2011 (the “2011 20-F”) as having prepared certain coal reserve estimates and (b) the incorporation by reference of the 2011 20-F into this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3.

Cardno MM&A

By:	/s/ J. Scott Nelson
[J. Scott Nelson, C.P.G.] [Vice President]

[Blacksburg, Virginia]

[November 29, 2012]

By:	/s/ George J. Oberlick
[George J. Oberlick, P.E.] [Vice President]

[Charleston, West Virginia]

[November 29, 2012]

By:	/s/ Justin S. Douthat
[Justin S. Douthat, P.E., M.B.A.] [Director of Engineering Services]

[Bluefield, Virginia]

[November 29, 2012]

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